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                                                                    EXHIBIT 5.1







May 31, 2000

2-Infinity.Com, Inc.
4828 Loop Central Drive
Suite 150
Houston, Texas 77081

Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 1, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,440,000 shares of your common stock, no par value per share ("Common Stock"), issued under certain Restricted Stock Award Agreements. Such shares of Common Stock are referred to herein as the "Shares," and the Restricted Stock Award Agreements are referred to herein as the "Agreements." As your counsel in connection with this transaction, we have examined the proceedings taken by you in connection with the issuance of the Shares pursuant to the Agreements.

         It is our opinion that, the Shares issued pursuant to the Agreements are legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                                                 Very truly yours,


                                                 /s/ Holme, Roberts & Owen LLP





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